Exhibit 10.1

DATED 1st April	2015

(1)	ANDREW PLANT, RICHARD PLANT, PETER BUSHELL AND SALLY WRIGHT
(2)	LIFETIME BRANDS, INC.

DEED OF VARIATION AND SETTLEMENT

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1

2. VARIATION OF SALE AND PURCHASE AGREEMENT	1

3. SETTLEMENT OF ACCEPTED PENSION LIABILITY AND PENSION TAX BENEFIT REPAYMENT	20

4. ANNOUNCEMENTS	22

5. ASSIGNMENT AND SUCCESSORS IN TITLE	22

6. THIRD PARTY RIGHTS	23

7. WARRANTIES	23

8. NOTICES	23

9. GENERAL	24

10. GOVERNING LAW	24

SCHEDULE - SELLERS	26

APPENDIX - EARN OUT FORMULA WORKED EXAMPLES	27

DATE 1st April	2015

PARTIES

(1)	THE PERSONS whose names and addresses are set out in the schedule (Sellers); and

(2)	LIFETIME BRANDS, INC. a company incorporated in Delaware (IRS Employer Identification number 11-2682486), of 1000 Stewart Avenue, Garden City, New York 11530, United States of America (Buyer).

BACKGROUND

(A)	The parties entered into a share purchase agreement dated 15 January 2014 relating to the sale and purchase of the entire issued share capital of Thomas Plant (Birmingham) Limited (“SPA”).

(B)	The parties have agreed certain variations to the SPA as set out in this deed to take effect from the date of this deed (Variation Date).

(C)	On or around 31 October 2014 the Company made a payment of £1,500,000 in respect of the Defined Benefit Pension Scheme to part fund securing benefits payable or contingently payable under the Defined Benefit Pension Scheme with an insurance company and this comprises an amount to be taken into account in determining Additional Pension Liability in respect of which the Buyer is to be reimbursed by the Sellers under the SPA.

(D)	In consideration of the Buyer agreeing to the variations in this deed relating to the payment of Consideration to the Sellers, the Sellers have agreed to a further variation to the SPA to take effect from the Variation Date to the intent and effect that the Buyer has an immediately enforceable claim to be paid £1,500,000 in respect of Additional Pension Liability (such £1,500,000 amount being hereinafter referred to in this deed as the Accepted Pension Liability).

(E)	The parties have agreed to enter into this deed for the purposes of varying the SPA and settling in full the Buyer’s claim for reimbursement of the Accepted Pension Liability and, for the avoidance of doubt, the Sellers claim in relation to the Pension Tax Benefit resulting from that Accepted Pension Liability.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this deed the definitions contained in clause 1.1 of the SPA and the rules of interpretation contained in clauses 1.2 to 1.10 (inclusive) of the SPA will apply.

2.	VARIATION OF SALE AND PURCHASE AGREEMENT

2.1	With effect from the Variation Date the parties agree the following amendments to the SPA:

a)	Clause 1.1	The following definitions are inserted hereby into the SPA:
definitions added:
“Additional CT Sales

the relevant Sales made by Creative Tops Limited to be added to the Company’s Sales in the Turnover Statement pursuant to and in accordance with clause 3.33;

Company Turnover Consideration

together the Company’s 2015 Turnover Consideration and the Company’s 2016 Turnover Consideration;

Company’s 2015 Turnover

Sales made by the Company in the period 1 January 2015 to 31 December 2015 (inclusive);

Company’s 2015 Turnover Consideration

the part of the Consideration to be paid by the Buyer to the Sellers in accordance with clause 3.1.5;

Company’s 2016 Turnover

Sales made by the Company in the period 1 January 2016 to 31 December 2016 (inclusive);

Company’s 2016 Turnover Consideration

the part of the Consideration to be paid by the Buyer to the Sellers in accordance with clause 3.1.6;

Deed of Variation

the deed of variation and settlement dated 1 April 2015 made between the Sellers and the Buyer varying certain of the terms of this agreement;

Pension Tax Benefit Repayment

the amount or amounts payable by the Buyer to the Sellers pursuant to clause 3.2 of the Deed of Variation, which amount or amounts will be treated as an increase in the Consideration;

Sales

the meaning given to the expression “Sales” in schedule 9 Appendix C “Company Accounting Policies” provided that the references therein to “the Company” shall be deemed to refer to Creative Tops Limited in the case only of Additional CT Sales (for the purposes of clause 3.33) and Relevant CT Sales and Additional Shared Customers CT Sales (for the purposes of schedule 10);

TP Designed Tableware

items of tableware which the Sellers can demonstrate to the reasonable satisfaction of the Buyer the design and development of which has been undertaken by or on behalf of the Company;

Turnover Periods

the periods 1 January 2015 to 31 December 2015 (inclusive) and 1 January 2016 to 31 December 2016 (inclusive) (each a Turnover Period);”

Amendment of definition of “Undetermined Claim” in clause 1.1	The words “or any payment date in clause 3.1.4 or any date for payment to be made pursuant to clauses 3.1.5 and/or 3.1.6 or any date for payment of the Pension Tax Benefit Repayment” are hereby added after the words “Earn Out Payment Date (“in the definition of “Undetermined Claim” in clause 1.1 of the SPA.

Clause 3.1.4 added	The following clause 3.1.4 is inserted hereby into the SPA:

“3.1.4 the payment by the Buyer in cash of the amounts set out in column 1 of the table below on the dates set opposite the relevant amount in column 2 of the table below:

	1	2
	(a) £1,500,000	1 April 2015
	(b) £200,000	15 January 2016
	(c) £200,000	15 January 2017

such amounts to be apportioned as between the Sellers in the Relevant Proportions; and”

Clause 3.1.5 added	The following clause 3.1.5 is inserted hereby into the SPA:

“3.1.5 the payment of £400,000 by the Buyer in cash (to be apportioned between the Sellers in the Earn Out Proportions) if the Company’s 2015 Turnover exceeds £38,000,000; and”

Clause 3.1.6 added	The following clause 3.1.6 is inserted hereby into the SPA:

“3.1.6 the payment of £400,000 by the Buyer in cash (to be apportioned between the Sellers in the Earn Out Proportions) if the Company’s 2016 Turnover exceeds £40,000,000.”

Clauses 3.7 and 3.8 amended	Clauses 3.7 and 3.8 of the SPA are hereby deleted and replaced with the following replacement clauses 3.7 and 3.8:

“3.7 The Buyer may deduct from and set-off against the Earn Out Consideration (and/or against any payment to be made by the Buyer pursuant to any one or more of clauses 3.1.4, 3.1.5 and 3.1.6 and/or against any additional payment to be made by the Buyer under paragraph 4 of schedule 11 (schedule 11 payment) and/or against the Pension Tax Benefit Repayment) the amount of any Buyer Determined Claim which is subsisting and has not been settled in full by the Sellers at the time the Earn Out Consideration (or relevant payment(s) pursuant to clauses 3.1.4, 3.1.5 or 3.1.6 or schedule 11 payment or Pension Tax Benefit Repayment, as the case may be) is due to be paid.”

“3.8 The Buyer may deduct from and set-off against the Earn Out Consideration (and/or against any payment to be made by the Buyer pursuant to any one or more of clauses 3.1.4, 3.1.5 and 3.1.6 and/or against any additional payment to be made by the Buyer under paragraph 4 of schedule 11 and/or against the Pension Tax Benefit Repayment) the Estimated Amount of any Undetermined Claim which is subsisting at the time the Earn Out Consideration (or relevant payment(s) pursuant to clauses 3.1.4, 3.1.5 or 3.1.6 or schedule 11 payment or Pension Tax Benefit Repayment, as the case may be) is due to be paid.”

Clause 3.13 amended	Clause 3.13 of the SPA is hereby deleted and replaced with the following replacement clause 3.13:

“3.13 Where the Counsel’s opinion states that the relevant Undetermined Claim is not one where the Buyer has no real prospect of succeeding, the Buyer shall, on or before the date the Earn Out Consideration (or the date the relevant amount payable pursuant to clause 3.1.4 or clause 3.1.5 or clause 3.1.6 or the schedule 11 payment or the Pension Tax Benefit Repayment, as the case may be) is due for payment, pay into the Deposit Account, an amount equal to the amount(s) (if any) deducted from the Earn Out Consideration (or from the amount payable pursuant to clause 3.1.4 or clause 3.1.5 or clause 3.1.6 or the schedule 11 payment or the Pension Tax Benefit Repayment, as the case may be) in accordance with clause 3.8. For this purpose, the Buyer and the Sellers undertake to irrevocably and unconditionally instruct the Buyer’s Solicitors and the Sellers’ Solicitors, prior to the due date for payment of the Earn Out Consideration (or the amount payable pursuant to clause 3.1.4 or clause 3.1.5 or clause 3.1.6 or the schedule 11 payment or the Pension Tax Benefit Repayment, as the case may be), to open the Deposit Account.”

Clause 3.22 amended

Clause 3.22 of the SPA is hereby deleted and replaced with the following replacement clause 3.22:

“Any amount(s) deducted from and set-off against the Earn Out Consideration and/or from any payment under any of clauses 3.1.4, 3.1.5 and 3.1.6 and/or from any payment under paragraph 4 of schedule 11 and/or from the Pension Tax Benefit Repayment shall be apportioned between the Sellers in the Earn Out Proportions.”

Clauses 3.23 to 3.34 (inclusive) added	The following clauses 3.23 to 3.34 (inclusive) are inserted hereby into the SPA.

“Determination of the Company’s 2015 Turnover and the Company’s 2016 Turnover and payment of Company Turnover Consideration

	3.23	For the purposes of determining the Company’s 2015 Turnover and the Company’s 2016 Turnover only, the Buyer shall procure that a statement of Sales made by the Company in each Turnover Period (Turnover Statement) shall be prepared and delivered to the Sellers within 15 Business Days of the earlier to occur of (a) the date it receives the audited accounts of the Company for the Turnover Period in question and (b) 30 September in the following year (being hereinafter referred to in this clause 3 as the Due Date):

	3.23.1	having added to the Company’s Sales for these purposes Additional CT Sales as contemplated pursuant to and in accordance with the provisions of clause 3.33;

3.23.2	in accordance with the same accounting policies and procedures applied for the purposes of preparing the Company’s audited accounts (or, in the case of Additional CT Sales, Creative Tops Limited’s audited accounts) in respect of the financial period ended 31 December 2014.

3.24	Within 15 Business Days of the Due Date the Buyer shall deliver to the Sellers the relevant Turnover Statement. If the amount of the Company’s Sales shown therein determines that the Company’s 2015 Turnover Consideration or, as the case may be, the Company’s 2016 Turnover Consideration is payable then, subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.1 and 8 of schedule 11, the relevant Company’s Turnover Consideration shall be paid within 10 Business Days of such delivery.

3.25	If the amount of the Company’s Sales shown in the relevant Turnover Statement does not exceed the amount thereof required so that the Company’s 2015 Turnover Consideration or, as the case may be, the Company’s 2016 Turnover Consideration is payable, then within 20 Business Days of the date of service of the relevant Turnover Statement on the Sellers, the Sellers shall either give notice to the Buyer that they accept the contents of the Turnover Statement or give written notice (an Objection Notice) to the Buyer stating that they do not agree with the contents of the Turnover Statement and setting out any adjustments which they consider are required thereto so that it complies with the provisions of clause 3.23. The Sellers shall be given access to the Buyer’s working papers for the purposes of verifying that the Turnover Statement complies with the provisions of clause 3.23 and preparing an Objection Notice. Any adjustments proposed in an Objection Notice shall be quantified and documented to the extent reasonably practicable.

3.26	If the Sellers do not serve an Objection Notice within the period set out in clause 3.25, or to the extent that the Sellers do not propose adjustments to the Turnover Statement in the Objection Notice, the Sellers shall be deemed to have accepted the Turnover Statement which shall become final and binding on the parties on the expiry of that period.

3.27	Following service of an Objection Notice, the parties shall use their reasonable endeavours to agree the matters in dispute as soon as possible. If the Buyer and the Sellers are unable to agree on the adjustments proposed in the Objection Notice within 20 Business Days of the date of service of the Objection Notice, the matters in dispute shall be referred, at the request of either the Sellers or the Buyer, to an independent chartered accountant (the “Accountant”) for final determination.

3.28	The Buyer and the Sellers shall agree the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either the Sellers or the Buyer serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either the Sellers or the Buyer.

3.29	The Accountant shall be instructed to certify the amount of the Company’s Sales and Additional CT Sales for the relevant Turnover Period.

3.30	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his certification work. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

3.31	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

3.32	Subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.1 and 8 of schedule 11, if the decision of the Accountant is such that the Company’s 2015 Turnover Consideration or, as the case may be, the Company’s 2016 Turnover Consideration is payable or, after the service of the Objection Notice, the Buyer and the Sellers agree that the relevant Company’s Turnover Consideration the subject of the Turnover Statement is payable notwithstanding the contents of the Turnover Statement as prepared by the Buyer, the Buyer shall pay the amount due to the Sellers pursuant to clause 3.1.5 (or clause 3.1.6, as the case may be) in cash in the manner specified in clause 3.2 within 10 Business Days of the later of the date on which:

3.32.1	the parties agree in writing that they have resolved all disagreements in relation to the Turnover Statement in question; or

3.32.2	the parties receive notice from the Accountant of his certification of the Company’s Sales (having added the Additional CT Sales as contemplated by clause 3.33) for the relevant Turnover Period.

	3.33	To the extent that Sales made by Creative Tops Limited in the relevant Turnover Period are in respect of either (1) TP Designed Tableware or (2) kitchen tools and gadgets which are similar to or of a type supplied by the Company, then the amount of such Sales shall be included in the Turnover Statement for such period to the intent and effect that the Sales made by the Company as set out in the Turnover Statement shall be increased by such amount for the purposes of calculating whether the relevant turnover threshold has been achieved. Additional CT Sales shall be determined applying the same accounting procedures and policies used in the preparation of Creative Tops Limited’s audited accounts for the financial period ended on 31 December 2014.

	3.34	For the avoidance of any doubt:

		3.34.1	if the Company’s 2015 Turnover increased by the amount (if any) contemplated by the provisions of clause 3.33 in respect of the relevant Turnover Period does not exceed £38,000,000, no amount will be payable pursuant to clause 3.1.5;

		3.34.2	if the Company’s 2016 Turnover increased by the amount (if any) contemplated by the provisions of clause 3.33 in respect of the relevant Turnover Period does not exceed £40,000,000, no amount will be payable pursuant to clause 3.1.6.”

Clause 3.35 added	The following clause 3.35 is inserted hereby into the SPA:

	“3.35	Disposal

	3.35.1	If at any time before 31 December 2016:

		3.35.1.1	a controlling interest in the share capital of the Company or Creative Tops Limited is transferred or sold to a person outside the Buyer’s Group; or

		3.35.1.2	all or a substantial part of the business of the Company or Creative Tops Limited is transferred or sold (other than on the advice of a licensed insolvency practitioner) to a person outside the Buyer’s Group;

then:

(a) if and to the extent not then already paid, the amount payable pursuant to clause 3.1.4(b) and/or clause 3.1.4(c), as the case may be, shall (subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.1 and 8 of schedule 11) become payable by the Buyer to the Sellers within 10 Business Days of the date of the relevant disposal (which payment shall, for the avoidance of any doubt, be in full and final satisfaction of the Buyer’s payment obligations under clause 3.1.4(b) and 3.1.4(c)); and

(b) the Buyer on the one hand and the Sellers on the other shall agree in good faith a fair and reasonable calculation of the Company’s 2016 Turnover (and, if the disposal is in 2015, the Company’s 2015 Turnover) based on Company Sales (and adding Additional CT Sales) actually achieved from the commencement of the relevant Turnover Period up to the date of such disposal and projected Company Sales and Additional CT Sales for the remainder of the relevant Turnover Period (on the assumption such disposal had not taken place but otherwise based on the then known facts, matters and circumstances (including external factors) affecting the business of the Company and/or Creative Tops Limited) and thereby whether or not the Company’s 2016 Turnover Consideration (and, if relevant, the Company’s 2015 Turnover Consideration) is payable.

3.35.2	If the Buyer and the Sellers are unable to agree upon the matters referred to in clause 3.35.1 within 40 Business Days of the date of the disposal, the matters in dispute pursuant to clause 3.35.1 shall be referred, at the request of either party, to an independent chartered accountant (the “Accountant”) for final determination.

3.35.3	The Buyer and the Sellers shall agree upon the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either the Sellers or the Buyer serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

3.35.4	The Accountant shall be instructed to:

	3.35.4.1	prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him; and

	3.35.4.2	certify the amount of the Company’s 2016 Turnover (and the Company’s 2015 Turnover, if relevant), relevant Additional CT Sales and thereby whether or not the Company’s 2016 Turnover Consideration (and, if relevant, the Company’s 2015 Turnover Consideration) is payable.

3.35.5	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

		3.35.6	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne by the Sellers.

		3.35.7	If the parties agree that the Company’s 2016 Turnover Consideration (and/or, if relevant, the Company’s 2015 Turnover Consideration) is payable pursuant to this clause 3.35 (or the same is determined by the Accountant pursuant to this clause 3.35), the Company’s 2016 Turnover Consideration (and/or, if relevant, the Company’s 2015 Turnover Consideration) shall (subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.1 and 8 of schedule 11) be paid by the Buyer to the Sellers within 10 Business Days of the same being agreed or determined (which payment shall, for the avoidance of any doubt, be in full and final satisfaction of the Sellers turnover based earn out entitlement, whether pursuant to clause 3.1.5, clause 3.1.6 or otherwise).”

	Clause 17.2 amended	The words “clause 3 and in” are hereby added before the words “schedules 9, 10 and 13” in clause 17.2 of the SPA.

b)	Schedule 10 deleted in its entirety and replaced by a new schedule 10

The following provisions are hereby inserted into the SPA as schedule 10 of the SPA to the exclusion of the existing provisions of schedule 10 which are superseded hereby:

SCHEDULE 10

Earn Out Consideration

Part 1 – Definitions

1.

In this schedule 10, in addition to the words and expressions defined in clause 1.1, the following definitions shall apply:

Additional Shared Customers

any customer of the Company and CT which is not a Shared Customer but in respect of which the Sellers and the Buyer agree in writing (making express reference to this definition in this schedule 10) that the Company and CT will be deemed to be collaborating from and including a date agreed by the Sellers and the Buyer for the purposes of this agreement;

Additional Shared Customers CT Sales

Sales made by CT in the relevant reference periods agreed by the Sellers and the Buyer in respect of Additional Shared Customers (it being acknowledged the relevant reference periods may vary for each Additional Shared Customer (if any));

Additional Shared Customers CT Product Margin

the amount of Additional Shared Customers CT Sales less (subject to paragraph 17 of this schedule 10) the amount of Standard Costs allocated to the stock the subject of such Additional Shared Customers CT Sales;

Brazil /Canada Sales

Sales made by the Company to distributors in Brazil and Canada;

CT

Creative Tops Limited (a member of the Buyer’s Group);

CT Costs Basis Change Date

the date upon which CT changes (if it does so change) the basis upon which CT allocates costs from Standard Costs (using SAP) to Landed Costs (using Chorus);

Earn Out Payment Date

the date determined pursuant to paragraph 13 of this schedule 10;

Earn Out Period

the period commencing on 1 January 2015 and ending on 31 December 2016 (both dates inclusive);

Product Margin Growth

{A plus B} minus {(C minus D plus E) plus (F plus G)}

Where:

A is TP Product Margin for the two years ended 31 December 2016;

B is the Relevant CT Product Margin for the two years ended 31 December 2016;

C is TP Product Margin for the year ended 31 December 2014;

D is the Excluded Product Margin for the year ended 31 December 2014;

E is the Relevant CT Product Margin for the year ended 31 December 2014;

F is TP Product Margin for the year ended 31 December 2015; and

G is the Relevant CT Product Margin for the year ended 31 December 2015;

Excluded Product Margin

the amount of Brazil/Canada Sales made in the Relevant Period less the amount of Landed Costs incurred in respect of the stock the subject of such Brazil/Canada Sales;

Landed Costs

“Landed costs” allocated in the ordinary course from time to time by the Company to an item of stock the subject of Sales made by the Company for the purposes of determining product margin in respect of any such Sale and comprising the purchase invoice value charged by the supplier, any duty paid on importation of the stock, the freight cost of transporting the stock to the Company, bank fees and transactions charges associated with paying suppliers for stock, the cost of marine cargo insurance, specific packaging costs and any specific product testing or quality control fees in relation to a specific item of stock but excluding those product testing and quality control fees general in scope and application and which are of a type which have been customarily charged by the Company to overheads and therefore not taken into account in arriving at product margin (provided that the references in this definition to “the Company” shall (subject to paragraph 17 of this schedule 10) be deemed to refer to CT in the case only of Relevant CT Sales and Additional Shared Customers CT Sales after the CT Costs Basis Change Date;

Relevant CT Sales

Sales made by CT in the Relevant Period in respect of Shared Customers;

Relevant CT Product Margin

the amount of Relevant CT Sales less (subject to paragraph 17 of this schedule 10) the amount of Standard Costs allocated to the stock the subject of such Relevant CT Sales;

Relevant Period

each of the periods 1 January 2014 to 31 December 2014 (inclusive), 1 January 2015 to 31 December 2015 (inclusive) and 1 January 2016 to 31 December 2016 (inclusive);

Sales

shall have the meaning as given in schedule 9 Appendix C (“Company Accounting Policies”) provided that for the purposes of this schedule 10 references therein to “the Company” shall be deemed to refer to CT in the case only of Relevant CT Sales and, if and to the extent relevant, Additional Shared Customers CT Sales;

Shared Customers

the customers whose names are set out in the list contained in Part 4 of this schedule 10;

Standard Costs

“Standard costs” allocated in the ordinary course from time to time by CT to an item of stock the subject of Sales made by CT for the purposes of determining product margin in respect of any such Sale and comprising an amount allocated in respect of the price paid to a supplier for the item in question plus an estimate of freight charges incurred in transporting the item to the UK and import duties incurred in respect of the item and any other associated direct importation costs relating thereto and the relevant China/Hong Kong sourcing costs/charges;

TP Product Margin

in respect of the Relevant Period the amount of Sales made by the Company less the amount of Landed Costs allocated to the stock the subject of such Sales.

Part 2 – Calculation and payment

2	Subject to paragraph 3 below, the Earn Out Consideration shall be 0.9 multiplied by Product Margin Growth and worked examples of the application of the foregoing are set out in the Appendix to this deed.

It is acknowledged that the definition of Product Margin Growth in paragraph 1 of this schedule 10 does not cater for Additional Shared Customers and therefore, if the parties wish to agree to an Additional Shared Customer, that agreement will (making express reference in writing to this schedule 10) include (a) the identity of the Additional Shared Customer, (b) the date from which the Company and CT will be deemed to be collaborating in respect of such Additional Shared Customer for the purposes of this agreement, (c) the appropriate reference periods in respect of which the Additional Shared Customers CT Product Margin will be measured including the appropriate base reference period and thereby (d) the appropriate adjustment to the calculation of Product Margin Growth. The illustrative worked examples in scenarios 2, 3 and 4 set out in the Appendix to this deed cater for two Additional Shared Customers, both in respect of which the Company and CT are deemed to be collaborating with effect from and including 1 January 2016 and comparing the Additional Shared Customers CT Product Margin in respect of those two Additional Shared Customers for the calendar year ending 31 December 2016 against the calendar year ending 31 December 2015.

3	The Earn Out Consideration (if any and prior to any reduction(s) under clauses 3.7 and/or 3.8 of this agreement and/or pursuant to paragraphs 6.1 or 8 of schedule 11) is capped at £2,800,000 (two million eight hundred thousand pounds).

4	For the purposes of calculating the Earn Out Consideration only, the Buyer shall procure that accounts for each Relevant Period (Earn Out Accounts) of the Company and, in respect of the Relevant CT Sales and, if and to the extent relevant, Additional Shared Customers CT Sales, CT shall be prepared and delivered to the Sellers within 15 Business Days of the earlier to occur of (a) the date it receives the audited accounts of the Company for the Relevant Period in question and (b) 30 September in the following year (being hereinafter referred to in this schedule 10 as the Due Date):

4.1   (save in respect of the China/Hong Kong sourcing costs/charges referred to in paragraph 17 of this schedule 10) having been adjusted so as to exclude the effect of any and all intra group costs and charges incurred and/or levied on the Company and/or CT arising out of or in connection with the way in which the Buyer and its subsidiaries organise and effect the procurement and purchase of goods for resale;

4.2 having regard to the provisions of paragraphs 16 and 17 of this schedule 10;

4.3   subject to that, to the extent the Earn Out Accounts relate to TP Product Margin and Excluded Product Margin, in accordance with the same accounting policies and procedures applied for the purposes of the audited accounts of the Company for the year ended 31 December 2014 (and, to the extent the Earn Out Accounts relate to Relevant CT Product Margin and Additional Shared Customers CT Product Margin, in accordance with the same accounting policies and procedures applied for the purposes of the audited accounts of CT for the year ended 31 December 2014);

4.4 taking into account any other adjustments as may be agreed in writing between the Buyer and the Sellers;

such policies and procedures to be applied on a consistent basis in respect of each Relevant Period.

5	Within 15 Business Days of the Due Date the Buyer shall deliver to the Sellers:

a. the relevant Earn Out Accounts; and

b. a notification (Buyer’s Notification) issued by either the Buyer or (at the Buyer’s discretion) the Buyer’s Accountants stating:

i. the TP Product Margin in respect of the Relevant Period;

ii. the Relevant CT Product Margin and (if and to the extent relevant) Additional Shared Customers CT Product Margin in respect of the Relevant Period;

iii. (if relevant) the Excluded Product Margin in respect of the Relevant Period; and

iv.  in the case of the notification accompanying delivery of the Earn Out Accounts for the Relevant Period ending 31 December 2016, the amount of the Earn Out Consideration (if any) payable (and subject to any deduction(s) made in accordance with clauses 3.7 and/or 3.8 of this agreement and/or pursuant to paragraphs 6.1 or 8 of schedule 11).

6	Within 20 Business Days of the date of service of the Buyer’s Notification on the Sellers, the Sellers shall either give notice to the Buyer that they accept the Buyer’s Notification or give written notice (Objection Notice) to the Buyer stating that they do not agree with the Buyer’s Notification and setting out any adjustments which they consider are required to the Buyer’s Notification so that it complies with this schedule 10. The Sellers shall be given access to the Buyer’s working papers for the purposes of verifying that the Buyer’s Notification complies with this schedule and preparing an Objection Notice. Any adjustments proposed in an Objection Notice shall be quantified and documented to the extent reasonably practicable.

7	If the Sellers do not serve an Objection Notice within the period set out in paragraph 6 above, or to the extent that the Sellers do not propose adjustments to the Buyer’s Notification in the Objection Notice, the Sellers shall be deemed to have accepted the Buyer’s Notification which (subject only to paragraph 18 of this schedule 10) shall become final and binding on the parties on the expiry of that period.

8	Following service of an Objection Notice, the parties shall use their reasonable endeavours to agree the matters in dispute as soon as possible. If the Buyer and the Sellers are unable to agree on the adjustments proposed in the Objection Notice within 20 Business Days of the date of service of the Objection Notice, the matters in dispute shall be referred, at the request of either the Sellers or the Buyer, to an independent chartered accountant (Accountant) for final determination.

9	The Buyer and the Sellers shall agree the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either the Sellers or the Buyer serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either the Sellers or the Buyer.

10

The Accountant shall be instructed to:

a.     prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him;

b.     in the context of the Relevant Period in question certify the amount of the TP Product Margin, (if relevant) Excluded Product Margin, Relevant CT Product Margin and (if and to the extent relevant) Additional Shared Customers CT Product Margin; and

c.     (if relevant) certify the amount (if any) of the Earn Out Consideration.

11	The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

12	The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall (subject only to paragraph 18 of this schedule 10) be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne as he directs (taking into account the conduct of the parties and the merits of their respective arguments in relation to the reference made to him) or, in the absence of any such direction, by the Buyer and the Sellers in equal shares.

13	Subject to clauses 3.7 and 3.8 of this agreement, paragraphs 6.1 and 8 of schedule 11 and paragraph 15 of this schedule 10 below, the Buyer shall pay the Earn Out Consideration (if any) due to the Sellers in cash in the manner specified in clause 3.2 within 10 Business Days of the later of the date on which:

13.1   the Sellers accept, or are deemed to have accepted, the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been (subject to paragraph 18 of this schedule10) agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant or accepted in accordance with paragraphs 6 and 7); or

13.2   the parties agree in writing that they have resolved all disagreements in relation to the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been (subject to paragraph 18 of this schedule10) agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant or accepted in accordance with paragraphs 6 and 7); or

13.3   the parties receive notice from the Accountant of his decision in relation to the Buyer’s Notification in respect of the Relevant Period ending 31 December 2016 (the Buyer’s Notification (as adjusted or otherwise) having been (subject to paragraph 18 of this schedule10) agreed in respect of all previous Relevant Periods or the matters in dispute having been subsequently agreed or determined by the Accountant or accepted in accordance with paragraphs 6 and 7).

Part 3 – Conduct of business during the Earn Out Period

14

The Buyer undertakes to the Sellers that at all times during the Earn Out Period:

14.1   it shall not take any action, or cause or knowingly permit anything to be done which is deliberately intended to reduce the TP Product Margin and/or Relevant CT Product Margin and Additional Shared Customers CT Product Margin with the purpose of avoiding or reducing the amount of any Earn Out Consideration;

14.2   it shall not cause or permit the passing of any resolution for the wind-up of the Company (or the cessation of the Company’s business) unless the Company is unable to pay its debts as they fall due and a licensed insolvency practitioner has advised in writing that the Company should be wound up;

14.3   it shall not without the consent of the Sellers divert away from the Company to another member of the Buyer’s Group (a) any of the existing business of the Company (as carried on at the date of this agreement) nor (b) any business opportunities generated by the Company from its own resources operating as an independent business (as opposed to business opportunities generated by reason of being part of the Buyer’s Group);

14.4   it shall ensure that all intra-group transactions between the Company and another member of the Buyer’s Group (excluding the Subsidiaries) are undertaken on an arms length basis and upon reasonable commercial terms consistent with intra-group transactions in other divisions of the Buyer’s Group;

14.5   it shall ensure that all intra-group transactions between CT and another member of the Buyer’s Group which will have a material impact on the Relevant CT Product Margin and/or Additional Shared Customers CT Product Margin are undertaken on an arms length basis and upon reasonable commercial terms consistent with intra-group transactions in other divisions of the Buyer’s Group;

Provided That nothing in this paragraph 14 shall prevent the Buyer taking, causing or permitting anything to be done which is in the best interests of the Buyer’s Group as a whole (given the Buyer’s responsibility to its shareholders)

15	Disposal

15.1 If at any time during the Earn Out Period:

15.1.1 a controlling interest in the share capital of the Company or CT is transferred or sold to a person outside the Buyer’s Group; or

15.1.2 all or a substantial part of the business of the Company or CT is transferred or sold (other than on the advice of a licensed insolvency practitioner) to a person outside the Buyer’s Group;

then the Buyer on the one hand and the Sellers on the other shall agree in good faith a fair and reasonable calculation of the Earn Out Consideration based on TP Product Margin, Relevant CT Product Margin and Additional Shared Customers CT Product Margin (if and to the extent relevant) actually achieved from the commencement of the Earn Out Period up to the date of such transfer or sale and projected TP Product Margin, Relevant CT Product Margin and Additional Shared Customers CT Product Margin (if and to the extent relevant) for the remainder of the Earn Out Period (on the assumption such transfer or sale had not taken place but otherwise based on the then known facts, matters and circumstances (including external factors) affecting the business of the Company and/or CT).

15.2   If the Buyer and the Sellers are unable to agree upon the Earn Out Consideration pursuant to paragraph 15.1 within 40 Business Days of the date of the transfer or sale, the matters in dispute pursuant to paragraph 15.1 shall be referred, at the request of either party, to an independent chartered accountant (the “Accountant”) for final determination.

15.3   The Buyer and the Sellers shall agree upon the identity of the Accountant and the terms of his engagement in writing. If the Buyer and the Sellers fail to agree on the identity of the Accountant or the terms of his engagement within 10 Business Days of either the Sellers or the Buyer serving details of a suggested Accountant on the other, the Accountant shall be nominated by and engaged on such terms as may be specified by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application at any time of either party.

15.4   The Accountant shall be instructed to:

  15.4.1  prepare a written decision and give notice of that decision to the parties within a maximum of 3 months of the matter being referred to him; and

  15.4.2  certify the amount of the Earn Out Consideration pursuant to paragraph 15.1.

15.5   The Buyer and the Sellers shall supply the Accountant with any information which he may reasonably request in connection with his determination. The Buyer and the Sellers shall be entitled to make written submissions to the Accountant provided that a copy of any such written submissions is also simultaneously delivered to the other party. The Accountant shall give due weight to any such written submission which is received by the Accountant within such time limit as he may determine and have notified to the parties.

15.6   The decision of the Accountant (who shall be deemed to act as an expert and not as an arbitrator) shall be final and binding on the parties, save in the event of fraud or manifest error. The costs of the Accountant in connection with his determination shall be borne by the Sellers.

15.7   If the parties agree the Earn Out Consideration pursuant to this paragraph 15 (or the Earn Out Consideration is determined by the Accountant pursuant to this paragraph 15), the Earn Out Consideration shall (subject to clauses 3.7 and 3.8 of this agreement and paragraphs 6.1 and 8 of schedule 11) be paid by the Buyer to the Sellers within 10 Business Days of the same being agreed or determined (which payment shall, for the avoidance of any doubt, be in full and final satisfaction of the Sellers earn out entitlement, whether pursuant to clause 3.1.3, schedule 10 of this agreement or otherwise).

Further Provisions relating to calculation

16	The principles, methods and practices used in determining and allocating Landed Costs for the purposes of determining the TP Product Margin and Excluded Product Margin shall be the same as those used by the Company at the date of this deed.

17	The principles, methods and practices used in determining and allocating Standard Costs for the purposes of determining the Relevant CT Product Margin and the Additional Shared Customers CT Product Margin shall be the same as those used by CT at the date of this deed, save that if CT changes at any time during the Earn Out Period the basis upon which it allocates costs from Standard Costs (using SAP) to Landed Costs (using Chorus), the following shall apply:

	17.1	for the period from and including the CT Costs Basis Change Date, Landed Costs (instead of Standard Costs) shall be deducted from Relevant CT Sales (and, if and to the extent relevant, Additional Shared Customers CT Sales) to calculate Relevant CT Product Margin (and, if and to the extent relevant, Additional Shared Customers CT Product Margin);

	17.2	the principles, methods and practices used in determining and allocating Landed Costs for the purposes of paragraph 17.1 above shall (subject to paragraph 17.3.1 below) be the same as those used by CT at the date of this deed;

	17.3	in order to ensure, as far as it is reasonably practicable, that the CT Product Margin calculations are done on a comparable basis:

		17.3.1	the Landed Costs referred to in paragraph 17.1 above shall be increased (for the purposes of this schedule 10 only) by an amount or amounts equivalent to the China/Hong Kong sourcing costs/charges which would have been included in the calculation of Standard Costs had the change in CT costs basis referred to in this paragraph 17 above not occurred; and

		17.3.2	the Standard Costs used to determine the Relevant CT Product Margin and, if and to the extent relevant, the Additional Shared Customers CT Product Margin in respect of each Relevant Period (or part thereof, as the case may be) up to and including the day immediately prior to the CT Costs Basis Change Date, shall be adjusted or recalculated, as the case may be (for the purposes of this schedule 10 only) to take account of variances which arise using the Standard Costs method which are not attributed to individual customers (being purchase price variances, exchange rate variances, overhead recovery variances and other variances, in each case to the extent relevant and consistent with CT practice for the calendar year ending 31 December 2014), such variances to be (a) applied pro-rata to the proportion the relevant Sales made by CT to each Shared Customer/Additional Shared Customer represents of the total sales made by CT in the Relevant Period (or other reference period, as the case may be) and (b) determined and applied using practices and policies consistent with those used by CT in the accounting period ending 31 December 2014.

		18	It is acknowledged that, if either (a) the Sellers and the Buyer agree to an Additional Shared Customer which requires the measurement of the Additional Shared Customers CT Product Margin in respect of that Additional Shared Customer for the whole or part of a Relevant Period in respect of which the Earn Out Accounts have already been agreed or determined or (b) the provisions of paragraph 17.3.2 above apply such that adjustments are required to the calculation of Relevant CT Product Margin or Additional Shared Customers CT Product Margin for the whole or part of a Relevant Period in respect of which the Earn Out Accounts have already been agreed or determined, those Earn Out Accounts will be reopened for the purposes only of agreeing or determining the appropriate adjustments referred to in this paragraph 18.
Part 4 –Customers
c)	Amendments to ‘Contents’ section		For the avoidance of doubt, the headings of the parts of schedule 10 and the appendices thereto in the ‘contents’ section of the SPA are deemed amended to reflect the headings in the replacement schedule 10.

d)	Amendments to schedule 11

	Amendment to paragraph 3	The words “If Aviva is able to refund direct to the Company part of the £1,500,000 payment made by the Company to Aviva on or around 31 October 2014, then the Buyer and the Sellers shall use their reasonable endeavours to procure that such refund is made and paid (net of any applicable tax) to the Company.” shall be added as a second sentence in paragraph 3 of schedule 11 of the SPA.

	New paragraph 6.1	Paragraph 6.1 of schedule 11 of the SPA is hereby deleted and replaced with the following replacement paragraph 6.1:

“6.1 the Buyer may deduct any or all of the Net Repayment from and set-off the same against the Earn Out Consideration (and/or against the amount (if any) payable pursuant to clause 3.1.6 and/or against any payment to be made pursuant to clause 3.1.4(c) and/or against the Pension Tax Benefit Repayment); and/or”

New paragraph 8

Paragraph 8 of schedule 11 of the SPA is hereby deleted and replaced with the following replacement paragraph 8:

“8. If the Wind-up Date has not occurred by the Earn Out Payment Date (or any date for payment to be made pursuant to clauses 3.1.6 or 3.1.4(c) or the date for payment of the Pension Tax Benefit Repayment, as the case may be) the Buyer shall be entitled to withhold the Earn Out Consideration (and/or the relevant payment(s) pursuant to clauses 3.1.6 or 3.1.4(c) and/or the Pension Tax Benefit Repayment, as the case may be) until such time as the Additional Pension Liability has been calculated as at the Wind-up Date.”

	New paragraph 11	There is hereby inserted into schedule 11 of the SPA the following new paragraph 11:

“11. The Sellers shall pay to the Buyer £1,500,000 in respect of Additional Pension Liability immediately upon the execution of the Deed of Variation, such amount to be treated as a reduction in the Consideration and be apportioned between the Sellers in the Relevant Proportions. For the avoidance of doubt, the amount of £1,500,000 in respect of which a payment is due and payable by the Sellers to the Buyer pursuant to this paragraph 11 and the Pension Tax Benefit in respect of it shall be ignored for the purposes of paragraphs 4 and 6 of this schedule 11.”

3.	SETTLEMENT OF ACCEPTED PENSION LIABILITY AND PENSION TAX BENEFIT REPAYMENT

3.1	The parties acknowledge and agree that:

3.1.1	the Sellers are obliged to pay to the Buyer a sum equivalent to the Accepted Pension Liability pursuant to the terms of the SPA; and

3.1.2	the amount referred to in clause 3.1.1 above is due to be paid by the Sellers (apportioned between them in the Relevant Proportions) on the date of this deed.

3.2	The parties also agree as follows:

3.2.1	the Buyer shall pay in cash to the Sellers (to be apportioned as between the Sellers in the Relevant Proportions) an amount (“the CT Reduction Payment”) equivalent to the amount (if any) by which the Company’s liability to pay corporation tax is reduced or eliminated as a result of the £1,500,000 payment by the Company to the Defined Benefit Pension Scheme referred to in paragraph (c) of the Background section in this deed (“the Pension Payment”). The CT Reduction Payment shall be paid by the Buyer in the manner specified in clause 3.2 of the SPA (subject to clauses 3.7 and 3.8 of the SPA and paragraphs 6.1 and 8 of schedule 11 of the SPA) on the later to occur of (a) 15 January 2017 and (b) the date which is 10 Business Days after the relevant corporation tax liability reduction or elimination has been obtained (or (subject to the below) would have been so obtained but for the Buyer directing the Company not to utilise the relevant and available Relief (as such expression is defined in schedule 6 of the SPA)). For this purpose, it is acknowledged that (a) (subject to the below) a corporation tax reduction or elimination is deemed to have been obtained on the first occasion upon which such reduction or elimination could have been obtained by using the relevant Relief regardless of whether the Buyer or the Company decide instead to use other Reliefs then available (b) in the event and to the extent that a loss for corporation tax purposes arises in the period in which the Pension Payment is made it shall be assumed, for the purposes of this clause 3.2 only, that the loss arises from the Pension Payment after any other expense or deductible item and that, for the purposes of this clause 3.2 only, such loss shall be deemed to be used at the earliest opportunity either by way of carry back to a prior period or carry forward to a subsequent period after first taking into account the actual use by either carry back or carry forward of any other corporation tax losses available for use by the Company (c) the Company will not obtain such a reduction until the last date upon which it would have been obliged to make an actual payment of corporation tax which has been (or, for the purposes of this clause 3.2, deemed to have been) so reduced or eliminated in order to avoid interest or in the event that there is (or is deemed to be) a carry back of losses to a prior period on the date on which the Company shall obtain (or, for the purposes of this clause 3.2, deemed to have obtained) repayment of any corporation tax and (d) the reduction or elimination, resulting from the Pension Payment, in the Company’s liability to pay corporation tax may occur in one or more instalments;

3.2.2	if the Buyer has made a payment to the Sellers pursuant to this clause 3.2 and a Tax Authority successfully challenges the use of the relevant Relief such that corporation tax becomes due in respect of profits, income or gains which the use of that Relief intended to eliminate, the Sellers will (apportioned between them in the Relevant Proportions), to the extent of the successful challenge, refund to the Buyer on demand the amount so paid to the Sellers pursuant to this clause 3.2;

3.2.3	if the Buyer (or the Sellers) is/are aware that the Company’s liability to pay corporation tax has been, or is capable of being, reduced as a result of the Pension Payment, the Buyer (or the Sellers, as the case may be) shall as soon as reasonably practicable notify the Sellers (or the Buyer, as appropriate);

3.2.4	if the Sellers are aware that Aviva may repay to the Company part of the Pension Payment, the Sellers shall as soon as is reasonably practicable notify the Buyer;

3.2.5	for the avoidance of doubt, if part of the £1,500,000 pension payment is repaid by Aviva to the Company, the “Pension Payment” shall be deemed reduced by the amount so refunded for the purposes of this clause 3.2.

3.3	The parties have therefore agreed as follows:

3.3.1	given the sum payable on the date of this deed by the Buyer to the Sellers pursuant to clause 3.1.4(a) of the SPA (as amended by this deed) is equivalent to the sum payable on the date of this deed by the Sellers to the Buyer described in clause 3.1 of this deed (ie in each case, £1,500,000 and allocated as between the Sellers in the same proportions) those amounts are hereby deemed set-off against each other and paid in full on the date of this deed (ie there is no requirement for monetary transfers between the parties or their respective solicitors in relation to such payment obligations);

3.3.2	the amount payable (subject to the rights of set-off in the SPA (as amended by this deed)) by the Buyer to the Sellers pursuant to clause 3.2 of this deed represents the Pension Tax Benefit resulting from the Accepted Pension Liability;

3.3.3	the Buyer agrees to accept the payment from the Sellers referred to in clause 3.1 of this deed (and the Sellers agree to accept the Buyer’s payment obligation (subject to the rights of set-off in the SPA (as amended by this deed)) pursuant to clause 3.2 of this deed) in full and final settlement of the Accepted Pension Liability (and the deduction of the Pension Tax Benefit resulting from it) to the intent and effect that (i) no account of the Accepted Pension Liability (nor the Pension Tax Benefit in respect of it) will be taken in determining the Service Agreement Additional Payment; (ii) the Buyer shall hereafter have no claim or rights of action arising out of the Accepted Pension Liability against the Sellers under paragraphs 6.1 and 6.2 of Schedule 11 of the SPA; and (iii) the Sellers shall hereafter have no claim or rights of action arising out of the Pension Tax Benefit in respect of the Accepted Pension Liability.

3.4	The provisions of this deed operate only to settle any liability of the parties under the SPA in respect of the Accepted Pension Liability (and the deduction therefrom of the Pension Tax Benefit resulting from it) to the intent and effect that, save only in respect of the Accepted Pension Liability and the deduction therefrom of the Pension Tax Benefit resulting from it, the provisions of the SPA shall continue in full force and effect so that all claims and rights of action set out therein in respect of any amount of Additional Pension Liability (whether incurred before, on or after the date of this deed) are expressly preserved.

4.	ANNOUNCEMENTS

4.1	Subject to clause 4.2, the Sellers shall not make or authorise any press or public announcement or other communication or circular concerning the terms of any matter contemplated by or ancillary to this deed without the prior written consent of the Buyer.

4.2	The Sellers may:

4.2.1	make or authorise an announcement required by law or by any regulatory or governmental body (whether or not such requirement has the force of law) provided that:

(a)	the Sellers have consulted with and taken into account the requirements of the Buyer; and

(b)	the Sellers have used reasonable endeavours to obtain confidentiality undertakings from any relevant securities exchange or regulatory or governmental body; and

4.2.2	make a communication to their professional advisers in connection with advice relating to the interpretation of this agreement or proceedings relating to the enforcement of the terms of this deed.

4.3	The Buyer shall not make any UK specific press release in respect of the subject matter of this deed unless (a) required by law or by any regulatory or governmental body or (b) otherwise with the prior approval of the Sellers’ Representative (such approval not to be unreasonably withheld or delayed). It is acknowledged that this deed may (at the Buyer’s option) be in the public domain (and accessible on the Buyer’s website) following the filing of Form 8-K and/or any other regulatory filings of the Buyer.

5.	ASSIGNMENT AND SUCCESSORS IN TITLE

5.1	No party shall assign, transfer, charge, make the subject of a trust or deal in any other manner with this deed or any of its rights under this deed or purport to do any of the same without the prior written consent of the other parties except that the Buyer may assign or transfer the benefit of any provision to which it is entitled from time to time, in whole or in part and without restriction:

5.1.1	to a member of the Buyer’s Group, save that if such assignee ceases to be a member of the Buyer’s Group, immediately prior to such cessation it shall assign the benefit to another member of the Buyers’ Group; or

5.1.2	to any person providing funding to the Buyer and/or any member of the Buyer’s Group, by way of security for facilities and/or funding made available to the Buyer and/or any member of the Buyer’s Group.

5.2	This deed shall be binding upon and shall survive for the benefit of the personal representatives and successors-in-title of each party.

6.	THIRD PARTY RIGHTS

6.1	Subject to clause 6.2 a person who is not a party to this deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon a provision of this deed. No party to this deed may hold itself out as trustee of any rights under this deed for the benefit of any third party unless specifically provided for in this deed.

6.2	The Company, any person to whom the benefit of any provision of this deed is assigned in accordance with clause 5.1, each member of the Buyer’s Group and each person falling within the category of persons described in clause 5.2 is entitled under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed which confers (expressly or impliedly) any benefit on any such person.

7.	WARRANTIES

7.1	The Buyer warrants to the Sellers that:

7.1.1	the Buyer has full power to enter into and perform this deed and this deed will, when executed, constitute a binding obligation on the Buyer in accordance with its terms;

7.1.2	the execution and delivery of and the performance by the Buyer of its obligations under this deed will not:

(a)	result in breach of any provision of its memorandum and articles of association or equivalent constitutional documents;

(b)	result in a breach of, or constitute a default under, any:

(i)	agreement, licence or instrument to which the Buyer is party; or

(ii)	order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; and

7.1.3	save as provided in this deed, all consents, permissions, approvals and agreements of the shareholders of the Buyer or any third parties which are necessary for the Buyer to obtain in order to enter into and perform this deed in accordance with its respective terms have been obtained.

7.2	Each Seller warrants to the Buyer that he has full power and authority, and has taken all action necessary (including obtaining all necessary consents or approvals) to enter into and perform this deed and this deed will, when executed, constitute obligations binding on the Sellers in accordance with its terms.

8.	NOTICES

8.1	Any notice given pursuant to this deed shall be in writing signed by, or on behalf of, the person issuing the notice. Notices shall be served by personal delivery, or prepaid recorded delivery first class post (or registered airmail in the case of an address for service outside the United Kingdom) or fax to:

8.1.1	in the case of each Seller, his address (or fax number, if there is one) set out in the schedule;

8.1.2	in the case of the Buyer, its registered office address for the time being or fax number (001) 516 566 2203 marked for the attention of Jeffrey Siegel, Chairman of the Board, President and Chief Executive Officer (and copied to Andrew Madden of the Buyer’s Solicitors (fax number 0121 234 0003)).

or, in relation to any party, such other address for service in the United Kingdom (or, in the case of Lifetime, the United States of America) as that party may from time to time notify to the others.

8.2	In the absence of evidence of earlier receipt and subject to clause 8.3, notices served in accordance with clause 8.1 shall be deemed to have been received:

8.2.1	if delivered personally, at the time of actual delivery to the address referred to in clause 8.1; and

8.2.2	if delivered by prepaid recorded delivery first class post, two Business Days from the date of posting; and

8.2.3	if delivered by registered airmail, five Business Days from the date of posting; and

8.2.4	if delivered by fax, upon receipt of confirmation that the notice has been correctly transmitted.

8.3	If deemed receipt under clause 8.2 occurs on a day which is not a Business Day or after 5.00 p.m. on a Business Day, the relevant notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

8.4	For the avoidance of doubt, notice given under this deed shall not be validly served if sent by e-mail.

9.	GENERAL

9.1	Except where this deed provides otherwise, each party shall pay its own costs (including in relation to financial, accounting and legal advice) incurred in relation to the negotiation, preparation, execution and performance of this deed and the matters referred to in this deed.

9.2	No variation to this deed shall be effective unless made in writing and signed by or on behalf of all the parties to this deed. Neither the Buyer nor the Sellers shall be required to obtain the consent of the Company or any other third party on whom a benefit is conferred under this deed to the termination or variation of this deed or to the waiver or settlement of any right or claim arising under it.

9.3	Each provision of this deed is severable and distinct from the others. If at any time any provision of this deed is or becomes unlawful, invalid or unenforceable to any extent or in any circumstances for any reason, it shall to that extent or in those circumstances be deemed not to form part of this deed but (except to that extent or in those circumstances in the case of that provision) the legality, validity and enforceability of that and all other provisions of this deed shall not be affected in any way.

9.4	If any provision of this deed is found to be unlawful, invalid or unenforceable in accordance with clause 9.3 but would be lawful, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it lawful, valid or enforceable.

9.5	The failure or delay in exercising a right or remedy provided by this deed or by law does not constitute a waiver of that (or any other) right or remedy. No single or partial exercise, or non-exercise or non-enforcement of any right or remedy provided by this deed or by law prevents or restricts any further or other exercise or enforcement of that (or any other) right or remedy.

9.6	This deed may be executed in any number of counterparts, each of which when executed and delivered shall be an original. All the counterparts shall together constitute one and the same deed, which shall be deemed executed when counterparts executed by all of the parties to this deed are delivered.

10.	GOVERNING LAW

10.1	This deed shall be governed by and interpreted in accordance with English law. Non-contractual obligations (if any) arising out of or in connection with this deed (including its formation) shall be governed by English law.

10.2	Subject to the dispute resolution procedures referred to in clause 3 (as amended by this deed) and in schedules 9, 10 and 13 of the SPA, the parties agree to submit to the non-exclusive jurisdiction of the English Courts in relation to any claim or matter (whether contractual or non-contractual) arising under this deed or any of the documents in the Agreed Form.

10.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this agreement (including non-contractual disputes and claims) and agrees not to claim that the courts of England are not a convenient or appropriate forum.

THE PARTIES have executed this agreement as a deed and delivered it on the date first set out above

SCHEDULE

Sellers

(1) Name and address	(2) Earn Out Proportions
Andrew John Plant	34.2578%
Richard Thomas Hugo Plant	34.2578%
Peter Wyvern Patrick Bushell	24.9276%
Sally Joan Wright	6.5568%

APPENDIX

See attached – all figures used for illustrative purposes only.

EXECUTED and DELIVERED as a DEED by ANDREW JOHN PLANT in the presence of:	) )	/s/ Andrew J. Plant

Witness Signature /s/ David John Stevenson

Witness Name David John Stevenson

Address

Occupation Solicitor

EXECUTED and DELIVERED as a DEED by RICHARD THOMAS HUGO PLANT in the presence of:	) )	/s/ Richard Thomas Hugo Plant

Witness Signature /s/ David John Stevenson

Witness Name David John Stevenson

Address

Occupation Solicitor

EXECUTED and DELIVERED as a DEED by PETER WYVERN PATRICK BUSHELL in the presence of:	) )	/s/ Andrew J. Plant As Attorney for Peter Wyvern Patrick Bushell

Witness Signature /s/ David John Stevenson

Witness Name David John Stevenson

Address

Occupation Solicitor

EXECUTED and DELIVERED as a DEED by SALLY JOAN WRIGHT in the presence of:	) )	/s/ Sally J. Wright

Witness Signature /s/ David John Stevenson

Witness Name David John Stevenson

Address

Occupation Solicitor

EXECUTED and DELIVERED as a DEED by LIFETIME BRANDS, INC. a company incorporated in the United States of America, acting by a director who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of:	) ) ) ) ) )	/s/ Ronald Shiftan Director

Witness Signature /s/ Sara A. Shindel

Witness Name Sara A. Shindel

Address Occupation General Counsel

Example Earnout

Scenario 1
TP Product Margin 2015	10,500			Formula
TP Product Margin 2016	11,500
TP Product Margin 2014	9,500
Product Margin Brazil and Canada 2014	350						A		B					C		D		E				F		G
				0.9	X	{	22,000	+	1,275	}	–	{		(9,500	–	350	+	420	)	+	(	10,500	+		575	)	}	=	2,367
	2014	2015	2016
CT Product margin to shared customers
	250	250	250
	100	150	200
	20	100	150
	50	75	100

	420	575	700

No new shared customers
No new shared customers
Scenario 2
TP Product Margin 2015	10,500			Formula
TP Product Margin 2016	11,500
TP Product Margin 2014	9,500
Product Margin Brazil and Canada 2014	350						A		B					C		D		E				F		G
				0.9	X	{	22,000	+	1,275	}	–	{		(9,500	–	350	+	420	)	+	(	10,500	+		575	)	}	=	2,367
	2014	2015	2016	0.9	X	{			900	}	–	{	(		–				)	+	(		+		700	)	}	=	180

CT Product margin to shared customers																													2,547

	250	250	250
	100	150	200
	20	100	150
	50	75	100

	420	575	700

New shared customer (Shared from 1 Jan 2016)		350	450
New shared customer (Shared from 1 Jan 2016)		350	450
Scenario 3
TP Product Margin 2015	9,500			Formula
TP Product Margin 2016	10,500
TP Product Margin 2014	9,500
Product Margin Brazil and Canada 2014	350						A		B					C		D		E				F		G
				0.9	X	{	20,000	+	1,050	}	–	{		(9,500	–	350	+	420	)	+	(	9,500	+		500	)	}	=	1,332
	2014	2015	2016	0.9	X	{			700	}	–	{	(						)	+	(		+		700	)	}	=	—

CT Product margin to shared customers																													1,332

	250	250	250
	100	100	100
	20	100	150
	50	50	50

	420	500	550

New shared customer (Shared from 1 Jan 2016)		350	350
New shared customer (Shared from 1 Jan 2016)		350	350
Scenario 4
				Formula
TP Product Margin 2015	9,500
TP Product Margin 2016	9,250
TP Product Margin 2014	9,500
Product Margin Brazil and Canada 2014	350						A		B					C		D		E				F		G
				0.9	X	{	18,750	+	1,000	}	–	{		(9,500	–	350	+	420	)	+	(	9,500	+		500	)	}	=	162
	2014	2015	2016	0.9	X	{			700	}	–	{	(						)	+	(		+		700	)	}	=	—

CT Product margin to shared customers																													162

	250	250	250
	100	100	100
	20	100	100
	50	50	50

	420	500	500

New shared customer (Shared from 1 Jan 2016)		350	350
New shared customer (Shared from 1 Jan 2016)		350	350

The new shared customers ie Additional Shared Customers in Scenarios 2,3,4 are, for illustrative purposes only, deemed to be added from and including 1 January 2016 (see also the explantory text at paragraph 2 of the replacement schedule 10)